Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Express Scripts Holding Company of our report dated February 21, 2012, except with respect to our opinion on the consolidated financial statements insofar as it related to the condensed consolidating financial information included in Note 16, as to which the date is November 19, 2012, relating to the financial statements of Medco Health Solutions, Inc., which appears in Express Scripts Holding Company’s Current Report on Form 8-K dated June 2, 2014. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Florham Park, New Jersey

June 2, 2014